Exhibit 99.1

NEOSE TECHNOLOGIES REPORTS FIRST QUARTER FINANCIAL RESULTS

HORSHAM, PA, May 8, 2008 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced financial results for the first quarter ended March 31, 2008.

For the quarter ended March 31, 2008, the Company reported a net loss of $2.4 million, or $0.04 per basic and diluted share, compared to a net loss of $17.7 million, or $0.47 per basic and diluted share, for the same period in 2007. The Company’s net loss for the quarter ended March 31, 2008 included non-cash income of $3.8 million relating to a decrease in the fair value of the Company’s warrant liability. During the first quarter of 2007, the Company recorded a non-cash expense of $6.4 million from the increase in the fair value of the Company’s warrant liability.

The Company reported revenues of $4.1 million for the first quarter of 2008, compared to $1.2 million for the first quarter of 2007. Revenues for both periods were comprised of revenues recognized under the Company’s collaborations with Novo Nordisk A/S and BioGeneriX AG. The increase in revenues during 2008 was primarily due to increased research and development funding received from both Novo Nordisk A/S and BioGeneriX AG.

Research and development expenses decreased to $7.8 million in the first quarter of 2008 from $9.8 million in the first quarter of 2007. The decrease in research and development expenses during the 2008 period was primarily due to lower payroll, consulting and facility related costs of $1.7 million resulting from the restructurings that were implemented in 2007 and 2008 and lower external costs of $1.7 million incurred for the NE-180 program during the 2008 period. In January 2008, the Company announced the discontinuation of further development of its NE-180 program. These decreases were partially offset by $1.9 million of additional external costs associated with the Company’s collaborations with Novo Nordisk A/S and BioGeneriX AG during the 2008 period.

General and administrative expenses were $3.0 million for each of the three month periods ended March 31, 2008 and 2007. The first quarter of 2008 includes $0.7 million of severance costs compared to $0.1 million for the same period for 2007, related to the restructurings implemented during those respective periods. The increase in severance costs in 2008 was partially offset by lower payroll costs resulting from the restructuring that was implemented in 2007 and a decrease in stock-based compensation expense.

Interest income was $0.2 million for the three months ended March 31, 2008, compared to $0.3 million for the same period in 2007. Lower average cash balances during the 2008 period accounted for the decrease.

The Company ended the first quarter of 2008 with $16.0 million in cash and cash equivalents. The Company anticipates that its existing cash and cash equivalents, expected proceeds from collaborations and license arrangements, and interest income should be sufficient to meet its operating and capital requirements at least into the third quarter of 2009.

Conference Call

The Company will host a conference call at 5:00 p.m. (EDT) on May 8, 2008, to discuss the first quarter financial results and update investors on company developments. The dial-in number for domestic callers is (800) 533-7619. The dial-in number for international callers is (785) 830-1923. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 7997204. The replay number for international callers is (719) 457-0820, also using the passcode 7997204. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market. The lead candidates in its pipeline, GlycoPEG-GCSF for chemotherapy-induced neutropenia, and the GlycoPEGylated hemostasis compounds Factor VIIa, Factor VIII, and Factor IX, target markets with aggregate 2006 sales of approximately $7.8 billion. For more information, please visit www.neose.com.

CONTACTS:

Neose Technologies, Inc.
A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts, including statements regarding our anticipated operating and capital requirements are “forward-looking statements” that involve risks and uncertainties, including the risk that we will incur unexpected expenditures in 2008. For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and discussions of potential risk and uncertainties in the Company’s subsequent filings with the SEC.

Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three months ended
	March 31,
	2008	2007
Revenue from collaborative agreements	$4,112	$1,237

Operating expenses:
Research and development	7,761	9,812
General and administrative	2,950	2,965

Total operating expenses	10,711	12,777

Operating loss	(6,599)	(11,540)
Decrease (increase) in fair value of warrant liability	3,795	(6,350)
Interest income	162	272
Interest expense	(17)	(40)

Loss before income tax benefit	(2,659)	(17,658)
Income tax benefit	303	—

Net loss	$(2,356)	$(17,658)

Basic and diluted net loss per share	$(0.04)	$(0.47)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	54,468	37,493

Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$15,954	$19,282
Accounts receivable, net	1,983	1,758
Prepaid expenses and other current assets	868	1,564

Total current assets	18,805	22,604
Property and equipment, net	13,166	13,564
Other assets	71	71

Total assets	$32,042	$36,239

Liabilities and Stockholders’ Equity
Current liabilities	$7,151	$7,333
Warrant liability	410	4,205
Long-term debt and capital lease obligations	162	182
Deferred revenue	7,107	5,055
Other liabilities	556	548

Total liabilities	15,386	17,323
Stockholders’ equity	16,656	18,916

Total liabilities and stockholders’ equity	$32,042	$36,239